FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-139752

                 PROSPECTUS SUPPLEMENT NO. 1, DATED MAY __, 2007
                     (TO PROSPECTUS DATED JANUARY 22, 2007)


                               CHINA DIRECT, INC.

                        9,546,875 SHARES OF COMMON STOCK

                           --------------------------

         This prospectus supplement, together with the prospectus described above, is to be used by certain selling security holders of the securities referenced above, or by their transferees, pledgees, donees or their successors, in connection with the offer and sale of the securities. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supercedes the information contained in the prospectus.

                            SELLING SECURITY HOLDERS

         The table included in the section entitled "Selling Security Holders" commencing on page 74 of the prospectus is hereby amended to reflect the transfer by one of the selling security holders, Mr. Richard J. Church, by gift to six persons of 30,000 shares of our common stock, together with Class A common stock purchase warrants to purchase an aggregate of 45,000 shares of our common stock and Class B common stock purchase warrants to purchase an aggregate of 45,000 shares of our common stock beneficially owned by him and covered by the prospectus. As a result of these transfers, the table contained in the prospectus is supplemented to revise Mr. Church's ownership and to add the six transferees as selling security holders.

                                                           Shares     Percentage
                          Number    Percentage             to be      to be
                          of        owned        Shares    owned      owned
Name of Selling           Shares    before       to be     after      after
Security Holder           Owned     offering     offered   offering   offering
----------------------    -------   ----------   -------   --------   ----------

Richard J. Church (15)    430,000      3.3%      430,000       0           0
Alicia B. Church (23)      10,000         *       10,000       0           0
Anna L. LaPerna (24)       20,000         *       20,000       0           0
Dennis Church (25)         50,000         *       50,000       0           0
Harry L. Church (26)       10,000         *       10,000       0           0
Michael E. Tanner (27)     20,000         *       20,000       0           0
George L. Church or
Dorothy R. Church (28)     10,000         *       10,000       0           0

* represents less than 1%

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(15) The number of shares of common stock owned and offered includes 161,250 shares underlying Class A common stock purchase warrants and 161,250 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(23) The number of shares of common stock owned and offered includes 3,750 shares underlying Class A common stock purchase warrants and 3,750 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(24) The number of shares of common stock owned and offered includes 7,500 shares underlying Class A common stock purchase warrants and 7,500 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(25) The number of shares of common stock owned and offered includes 18,750 shares underlying Class A common stock purchase warrants and 18,750 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(26) The number of shares of common stock owned and offered includes 3,750 shares underlying Class A common stock purchase warrants and 3,750 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

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

(27) The number of shares of common stock owned and offered includes 7,500 shares underlying Class A common stock purchase warrants and 7,500 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(28) The number of shares of common stock owned and offered includes 3,750 shares underlying Class A common stock purchase warrants and 3,750 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.


         This amended table is based solely upon the information provided to us by the selling security holders named above. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

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